UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 7, 2004 Date of Report (Date of earliest event reported)	000-05667 Commission File Number

LE@P TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	64-0769296 (I.R.S. Employer Identification Number)

5601 N. Dixie Highway, Suite 411
Fort Lauderdale, Florida 33334
Address of Principal Executive Offices (Zip Code)

(954) 771-1772
(Registrant’s telephone number, including area code)

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 10, 2005, the Registrant completed the disposition of its entire investment in Healthology, Inc. pursuant to a Stock Exchange and Merger Agreement dated as of January 7, 2005 among Healthology, Inc., iVillage Inc., Virtue Acquisition Corporation and certain stockholders of Healthology, Inc., including the Registrant and a related Stock Purchase Agreement between the Registrant and Steven Haimowitz. These agreements provided for the acquisition by iVillage Inc. of all the outstanding capital stock of Healthology, Inc. pursuant to a stock exchange and merger. In the merger contemplated by the first of these agreements, the 3,050,880 shares of Healthology Series A Convertible Voting Preferred Stock held by the Registrant were converted into $3,050,880 in cash. Pursuant to the second of these agreements, the Registrant sold the 800,000 shares of Healthology common stock held by the Registrant to Dr. Haimowitz, who in turn exchanged a portion of such shares for 17,347 shares of iVillage restricted common stock pursuant to the stock exchange provided for in the Stock Exchange and Merger Agreement and received $347,412.88 when the remaining such shares were converted into cash pursuant to the merger. Haimowitz then paid over this cash and transferred the shares (which were assigned an aggregate transaction value of $103,772.68) to the Registrant as the consideration for the purchase of the Registrant’s 800,000 shares of Healthology common stock by Haimowitz. The Registrant had previously fully written off its investment in Healthology over time based on accumulated operating losses and the failure of prior efforts to sell the company.

Item 9.01 Financial Statements and Exhibits.

(a)(b)(c)	not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LE@P TECHNOLOGY, INC.

By:	/s/ Timothy C. Lincoln ——————————— Timothy C. Lincoln Acting Principal Executive Officer

Dated: January 12, 2004